Exhibit 10.82a

ASSIGNMENT AND ASSUMPTION OF LEASE

     THIS ASSIGNMENT AND ASSUMPTION OF LEASE (the “Agreement”), is made as of the 1st day of March, 2004 (the “Effective Date”), by and between Mr. Tire, Inc., a Maryland corporation having an address of 23 Walker Avenue, Baltimore, Maryland (“Assignor”) and Monro Muffler Brake, Inc., a New York Corporation having a principal address of 200 Holleder Parkway, Rochester, New York (“Assignee”).

RECITALS

     WHEREAS, Assignor as tenant, and The Three Marques, as landlord, entered into a lease, dated January 1, 1997 (the “Lease”) relating to real property known as 1105 Old North Point Road located in Dundalk, Baltimore County, Maryland (the “Premises”); and

     WHEREAS, Assignor and Assignee entered into a certain Asset Purchase Agreement dated as of February 9, 2004, as clarified by that certain Side Letter Agreement dated as of February 9, 2004, as same may be further amended and clarified (“Asset Purchase Agreement”), pursuant to which Assignor agreed to assign to Assignee all of Assignor’s right, title and interest as tenant under the Lease and Assignee agreed to assume all of Assignor’s obligations under the Lease.

     NOW THEREFORE, pursuant to and in consideration of the Asset Purchase Agreement:

     1. Assignor hereby assigns and transfers all of its right, title, and interest in the Lease to Assignee to have and to hold the same from and after the date hereof for the remainder of the term of the Lease.

     2. Assignee hereby assumes and agrees to perform all obligations of Assignor pursuant to the Lease which accrue from the date hereof through the remainder of the term of the Lease. Assignor will remain liable for all of its obligations which accrued prior to the date hereof.

     3. The representations and warranties set forth in the Asset Purchase Agreement with respect to the Lease assigned hereby, specifically, but not limited to, those set forth in Section 3.10 are incorporated in this Assignment as though set forth in full herein.

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     IN WITNESS WHEREOF, this Assignment has been duly executed by the parties as of the Effective Date.

MR. TIRE, INC.

By:	/s/ Lonnie L. Swiger

Lonnie L. Swiger, Vice President

MONRO MUFFLER BRAKE, INC.

By:	/s/ Robert G. Gross

Robert G. Gross, President & CEO

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STATE OF MARYLAND
COUNTY OF HOWARD            SS.:

     On the 26th day of February, 2004, before me, personally appeared Lonnie L. Swiger personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Rachel V. Castranova

Rachel V. Casstranova commissioned as Rachel V. Flad
Notary Public

STATE OF NEW YORK
COUNTY OF MONROE            SS.:

     On the 1st day of March, 2004, before me, personally appeared Robert G. Gross personally known to me or proved to me on the basis of satisfactory evidence to be the individual(s) whose name(s) is (are) subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their capacity(ies), and that by his/her/their signature(s) on the instrument, the individual(s), or the person upon behalf of which the individual(s) acted, executed the instrument.

/s/ Mindi S. Collom

Mindi S. Collom
Notary Public

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